Exhibit 99.1

Nasdaq Announces Retirement of Chief Financial Officer Michael Ptasznik

Appoints Controller and Chief Accounting Officer Ann Dennison as CFO

NEW YORK, October 21, 2020 — Nasdaq (Nasdaq: NDAQ) today announced that Michael Ptasznik has decided to retire from his position as Chief Financial Officer effective February 28, 2021. Ptasznik will be succeeded by Ann Dennison, Nasdaq’s Senior Vice President, Controller and Chief Accounting Officer. Dennison will assume the role of Chief Financial Officer effective March 1, 2021.

Ptasznik joined Nasdaq in 2016, and during his tenure he played an important role in a number of the company’s strategic and financial business initiatives, such as leading the strategic business review, introducing and implementing the annual capital allocation process to reassess the business portfolio, executing $1.1 billion of acquisitions and more than $500 million of divestitures, managing a successful balance sheet and refinancing $3.5 billion of debt, and overseeing the establishment of Nasdaq Venture’s investment program. He was an early and passionate sponsor of Nasdaq’s Environmental, Social and Governance corporate and commercial initiatives. Ptasznik’s retirement follows a successful 30-year career in the accounting and financial services profession.

Prior to joining Nasdaq, Michael served as Chief Financial Officer for TMX Group Limited. During the course of his 20-year tenure at that firm, he provided strategic and financial leadership through significant corporate and funding transactions, including the firm’s successful 2002 IPO, the transformational merger with the Montreal Exchange, and the $3.8 billion Maple transaction in 2012.

“On behalf of the entire team at Nasdaq and the Board of Directors, I want to thank Michael for his leadership and dedication to our company and values,” said Adena Friedman, President and Chief Executive Officer, Nasdaq. “During his time with Nasdaq, Michael has been vital to the development and successful execution of our business strategies, including the important role he played in repositioning Nasdaq as a global technology company. As CFO, he ensured a strong financial position, and he played a key role in helping us build a culture around teamwork and innovation, particularly as we transitioned the entire company to a remote working environment during the pandemic. I also personally want to thank Michael for being a trusted advisor to me and true business partner to our management team. We all wish him a happy and well-deserved retirement.”

Friedman added: “It also gives me great confidence and pride to know that Ann is stepping into this role. Ann is a dedicated leader with a deep understanding of our business and our long-term vision. She has made significant contributions to Nasdaq’s financial soundness in her five years with the company and her diligence and expertise will be significant factors in our growth strategy.”

“It has been a privilege to work alongside Adena, the Board of Directors and the entire team at Nasdaq,” said Ptasznik. “Under Adena’s leadership, Nasdaq embarked on a strategic pivot to establish itself as a leading technology, data and analytics company. The company achieved this through a number of strategic acquisitions, organic investments in technology and people, and with a clear vision. Having been a part of that transformation has been one of the most rewarding times of my career. During this time, Ann was a key member of my senior leadership team, and working closely with her during my time at Nasdaq I know that all of our stakeholders are in good hands.”

“Transitioning into the role of CFO at a time when Nasdaq has continued to prove its resilience and innovative thinking is a tremendous opportunity,” said Dennison. “I want to thank Michael for his leadership and mentorship, which has been invaluable during our years together. I look forward to continuing to work closely with Adena, the Board of Directors and our employees to further fuel our success as a leading technology company, as well as meeting the needs of our diverse set of stakeholders.”

As Controller and Chief Accounting Officer, Dennison is responsible for all areas of the company’s accounting and financial reporting, as well planning and analysis, tax, procurement, and global accounting operations. She has been with Nasdaq for five years and has more than 20 years of experience in financial reporting and analysis. Prior to joining Nasdaq, Dennison worked at Goldman Sachs as Managing Director, Head of Financial Reporting and holds a BBA/MBA, Accounting and Finance from Pace University — Lubin School of Business.

About Nasdaq:

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

Media Relations Contacts:

Allan Schoenberg

(212) 231-5534

allan.schoenberg@nasdaq.com

Will Briganti

(646) 964-8169

william.briganti@nasdaq.com

Investor Relations Contact:

Ed Ditmire, CFA

(212) 401-8737

ed.ditmire@nasdaq.com

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

-NDAF-